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                                                                    EXHIBIT 23.1

Linens 'n Things, Inc.
6 Brighton Road
Clifton, New Jersey 07015

The Board of Directors
Linens 'n Things, Inc.

Re: Registration Statement No. 333-12267


     We consent to the use of our audit reports dated February 21, 1996, except as to paragraph 1 of note 11, which is as of June 19, 1996 and paragraph 2 of note 11, which is as of November 15, 1996, on the consolidated financial statements of Linens 'n Things, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and to the reference to our firm under the headings "Selected Financial and Operating Data" and "Experts" in the Registration Statement.


                                          /s/  KPMG PEAT MARWICK LLP

New York, New York

November 18, 1996